Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106661) of First BanCorp of our report dated June 28, 2012 relating to the financial statements of FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and of the United States of America which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

June 28, 2012